SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  iVoice, Inc.
             (Exact name of registrant as specified in its charter)

Delaware                                            52-1750786
(State or other jurisdiction of       (I.R.S. Employer identification No.)
incorporation or organization)

                                 750 Highway 34
                            Matawan, New Jersey 07747
                                 (732) 441-7700
                    (Address of principal executive offices)

                        Individual Plan for Bruce Barren
                              (Full title of plan)

            Jerome R. Mahoney, President and Chief Executive Officer
                                  iVoice, Inc.
                                 750 Highway 34
                            Matawan, New Jersey 07747

                     (Name and address of agent for service)

                                 (732) 441-7700
          (Telephone number, including area code of agent for service)

                         CALCULATION OF REGISTRATION FEE
================================================================================
Title of                       Proposed maximum  Proposed maximum     Amount of
Securities        Amount to be  offering price  Aggregate offering  Registration
to be registered   registered      per share          Price               fee
================================================================================
Class A Common
Stock ($.001 par
value)             26,000,000       $0.0011          $28,600             $2.63
================================================================================
Estimated solely for the purpose of determining the amount of registration fee and pursuant to Rules 457(c) and 457(h) of the General Rules and Regulations under the Securities Act of 1993, based upon the average high and low prices on October 28, 2002.

                                     PART I

              INFORMATION REQUIRED IN THIS SECTION 10(a) PROSPECTUS

Item 1.   Plan Information.*

Item 2.   Registrant Information and Employee Plan Annual Information.*


*Information required by Part 1 to be contained in the Section10(a) prospectus is omitted from the registration statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by iVoice, Inc.(the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated by reference herein:

(a) The Registrant's Form 10-KSB filed on March 27, 2002 for the year ended December 31, 2001, the Registrant's Amendment No.1 to its Registration Statement filed on Form SB-2 August 8, 2002, and the Registrant's Quarterly Reports on Form 10-QSB, filed on May 14, 2002 for the quarter ended March 31, 2002 and August 14, 2002, for the quarter ended June 30, 2002; and

(b) any document filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date hereof, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all shares of Common Stock registered hereunder have been sold or that de-registers all such shares of Common Stock then remaining unsold, such documents being deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

Item 4.   Description of Securities

Pursuant to our certificate of incorporation, as amended, the Company is authorized to issue 600,000,000 shares of Class A common stock, par value $0.001 per share.

Class A Common Stock

Each holder of our Class A common stock is entitled to one vote for each share held of record. Holders of our Class A common stock have no preemptive, subscription, conversion, or redemption rights. Upon liquidation, dissolution or winding-up, the holders of Class A common stock are entitled to receive our net assets pro rata. Each holder of Class A common stock is entitled to receive ratably any dividends declared by our board of directors out of funds legally available for the payment of dividends. We have not paid any dividends on our common stock and do not contemplate doing so in the foreseeable future. We anticipate that any earnings generated from operations will be used to finance our growth.

A total of 277,137,010 shares of Class A common stock were issued and 276,537,010 shares were outstanding as of October 23, 2002.

There are no cumulative voting rights with respect to election of directors, so holders of more than 50% of the outstanding shares of Class A common stock can elect all of the directors if they choose to do so.

The total number of shares of the Class A common stock of iVoice, Inc. to be registered is 26,000,000.

Statutory Provisions Under Delaware General Corporation Law

Section 203 of the Delaware General Corporation Law provides, in general, that a stockholder acquiring more than 15% of the outstanding voting shares of a publicly-held Delaware corporation subject to the statute (an "interested stockholder") may not engage in certain "business combinations" with the corporation for a period of three years, subsequent to the date on which the stockholder became an interested stockholder unless (i) prior to such date the corporation's board of directors approved either the business combination or the transaction in which the stockholder became an interested stockholder, or (ii) upon consummation of the business combination, the interested stockholder owns 85% or more of the outstanding voting stock of the corporation (excluding shares owned by directors who are also officers of the corporation or shares held by employee stock option plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer), or (iii) the business combination is approved by the corporation's board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

Section 203 defines the term "business combination" to encompass a wide variety of transactions with or caused by an interested stockholder in which the interested stockholder receives or could receive a benefit other than a pro rata basis with other stockholders, including mergers, certain asset sales, certain issuances of additional shares to the interested stockholder or transactions in which the interested stockholder receives certain other benefits.

These provisions could have the effect of delaying, deferring or preventing a change of control. Our stockholders, by adopting an amendment to our certificate of incorporation or bylaws, may elect not to be governed by Section 203, effective twelve months after adoption. Neither our certificate of incorporation nor our bylaws currently exclude us from the restrictions imposed by Section 203.

The Delaware General Corporation Law permits a corporation, through its certificate of incorporation, to eliminate the personal liability of its directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty of loyalty and care as a director with certain exceptions. The exceptions include a breach of the director's duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, and improper personal benefit. Our certificate of incorporation exonerates our directors from monetary liability to the fullest extent permitted by this statutory provision.

Item 5.   Interests of Named Experts and Counsel

Not applicable.

Item 6.   Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

In the case of an action or suit by or in the right of the corporation to procure a judgment in its favor, Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by reason of the fact that the person is or was acting in any of the capacities set forth above against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that indemnification is not permitted in respect of any claim, issue or matter as to which such person is adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper.

Section 145 further provides that a Delaware corporation is required to indemnify a director, officer, employee or agent against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with any action, suit or proceeding or in defense of any claim, issue or matter therein as to which such person has been successful on the merits or otherwise; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators and empowers the corporation to purchase and maintain insurance on behalf of a director or officer against any liability asserted against him or her and incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liability under Section 145. A Delaware corporation may provide indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct. Such determination is to be made (i) by the board of directors by a majority vote of a quorum consisting of directors who were not party to such action, suit or proceeding, even though less than a quorum, (ii) if there are no such directors or if such directors so direct, by independent legal counsel in a written opinion or (iii) by the stockholders.

Article V of the Company's By-laws provides for indemnification of directors and officers of the Company to the fullest extent permitted by the General Corporation Law of the State of Delaware, as presently or hereafter in effect.

Additionally, as permitted by the General Corporation Law of the State of Delaware, Article VIII of the Company's Certificate of Incorporation provides that no director of the Company shall incur personal liability to the Company or its stockholders for monetary damages for breach of his or her fiduciary duty as a director; provided, however, that this provision does not eliminate or limit the liability of a director for (i) any breach of the director's duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) the unlawful payment of dividends or unlawful purchase or redemption of stock under
Section 174 of the General Corporation Law of the State of Delaware or (iv) any transaction from which the director derived an improper personal benefit.

Item 7.   Exemption from Registration Claimed

Not applicable.

Item 8.   Exhibits

Exhibit
     NO.                    Description
     ---                    -----------

     4.1       Consulting Agreement Bruce Barren.

     5.1 Opinion of Counsel regarding the legality of the securities registered hereunder.

     23.1      Consent of Attorney (contained in Exhibit 5.1)

     23.2      Consent of Independent Auditors.

Item 9.   Undertakings

(a) The undersigned registrant hereby undertakes:

      (1) To remove from registration by means of a post-effective amendment any of the securities being registered hereunder that remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the above-described provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Matawan, State of New Jersey, on October 28, 2002.

                               iVoice, Inc.

                               By:  /s/  JEROME R. MAHONEY
                                    ----------------------------------
                                    Jerome R. Mahoney, President and
                                    Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following person in the capacity and on the date indicated.

Signature                           Title                        Date
---------                           -----                        ----

/s/ JEROME R. MAHONEY
- ---------------------
Jerome R. Mahoney                President, Chief           October 28, 2002
                          Executive Officer, Sole Director

                                INDEX TO EXHIBITS

     Exhibit
     No.                 Description
     ---                 -----------

     4.1       Consulting Agreement for Bruce Barren

     5.1 Opinion of Counsel regarding the legality of the securities registered hereunder.

     23.1      Consent of Attorney (contained in Exhibit 5.1)

     23.2      Consent of Independent Auditors

                                                                     Exhibit 4.1

                              CONSULTING AGREEMENT


This Consulting Agreement (the "Consulting Agreement") made as of October 22, 2002, by and between Bruce Barren ("Consultant") whose credentials are listed under the website www.emcohanover.com and iVoice.com, Inc. (the "Company").

                                   WITNESSETH

WHEREAS, the Company designs, manufactures and markets innovative voice and computer telephony communications systems for businesses and corporate departments and desires to expand its business or seek acquisitions of other businesses; and

WHEREAS, the Company requires and will continue to require consulting services relating to management, strategic planning and marketing, and appraisal and evaluation of technologies in connection with its business; and

WHEREAS, Consultant can provide the Company with strategic planning and marketing consulting services and is desirous of performing such services for the Company; and

WHEREAS, the Company wishes to induce Consultant to provide these consulting services to the Company,

NOW, THEREFORE, in consideration of the mutual covenants hereinafter stated, it is agreed as follows:

1. APPOINTMENT.

The Company hereby engages Consultant and Consultant agrees to render services to the Company as a consultant upon the terms and conditions hereinafter set forth.

2. TERM.

The term of this Consulting Agreement began as of the date of this Agreement, and shall terminate on December 31, 2002, unless earlier terminated in accordance with paragraph 7 herein or extended as agreed to between the parties.

3. SERVICES.

During the term of this Agreement, Consultant shall provide advice to undertake for and consult with the Company concerning management, marketing, consulting, strategic planning, corporate organization and structure, financial matters in connection with the operation of the businesses of the Company, expansion of services, acquisitions and business opportunities, and shall review and advise the Company regarding its overall progress, needs and condition. Consultant agrees to provide on a timely basis the following enumerated services plus any additional services contemplated thereby:

(a) The implementation of short-range and long-term strategic planning to fully develop and enhance the Company's assets, resources, products and services;

(b) The implementation of a marketing program to enable the Company to broaden the markets for its services and promote the image of the Company and its products and services;

(c) Advise the Company relative to the recruitment and employment of key executives consistent with the expansion of operations of the Company;

(d) The identification, evaluation, structuring, negotiating and closing of joint ventures, strategic alliances, business acquisitions and advice with regard to the ongoing managing and operating of such acquisitions upon consummation thereof; and

(e) Advice and recommendations regarding corporate financing including the structure, terms and content of bank loans, institutional loans, private debt funding, mezzanine financing, blind pool financing and other preferred and common stock equity private or public financing.

4. DUTIES OF THE COMPANY.

The Company shall provide Consultant, on a regular and timely basis, with all approved data and information about it, its subsidiaries, its management, its products and services and its operations as shall be reasonably requested by Consultant, and shall advise Consultant of any facts which would affect the accuracy of any data and information previously supplied pursuant to this paragraph. The Company shall promptly supply Consultant with full and complete copies of all financial reports, all fillings with all federal and state securities agencies; with full and complete copies of all stockholder reports; with all data and information supplied by any financial analyst, and with all brochures or other sales materials relating to its products or services.

5. COMPENSATION.

The Company will immediately grant Consultant or his designee 26,000,000 freely traded Shares of the Company's Common Stock. All Shares are to be registered by the Company at assignment outset.


6. REPRESENTATION AND INDEMNIFICATION.

The Company shall be deemed to have been made a continuing representation of the accuracy of any and all facts, material information and data which it supplies to Consultant and acknowledges its awareness that Consultant will rely on such continuing representation in disseminating such information and otherwise performing its advisory functions. Consultant in the absence of notice in writing from the Company, will rely on the continuing accuracy of material, information and data supplied by the Company. Consultant represents that he has knowledge of and is experienced in providing the aforementioned services.

7. MISCELLANEOUS.

Termination: This Agreement shall be terminated immediately upon written notice for material breach of this Agreement.

Modification: This Consulting Agreement sets forth the entire understanding of the Parties with respect to the subject matter hereof. This Consulting Agreement may be amended only in writing signed by both Parties.

Notices: Any notice required or permitted to be given hereunder shall be in writing and shall be mailed or otherwise delivered in person or by facsimile transmission at the address of such Party set forth above or to such other address or facsimile telephone number as the Party shall have furnished in writing to the other Party.

Waiver: Any waiver by either Party of a breach of any provision of this Consulting Agreement shall not operate as or be construed to be a waiver of any other breach of that provision or of any breach of any other provision of this Consulting Agreement. The failure of a Party to insist upon strict adherence to any term of this Consulting Agreement on one or more occasions will not be considered a waiver or deprive that Party of the right thereafter to insist upon adherence to that term of any other term of this Consulting Agreement.

Assignment: The Shares under this Agreement are assignable at the discretion of the Consultant.

Severability: If any provision of this Consulting Agreement is invalid, illegal, or unenforceable, the balance of this Consulting Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

Disagreements: Any dispute or other disagreement arising from or out of this Consulting Agreement shall be submitted to arbitration under the rules of the American Arbitration Association and the decision of the arbiter(s) shall be enforceable in any court having jurisdiction thereof. Arbitration shall occur only in Los Angeles, CA. The interpretation and the enforcement of this Agreement shall be governed by California Law as applied to residents of the State of California relating to contracts executed in and to be performed solely within the State of California. In the event any dispute is arbitrated, the prevailing Party (as determined by the arbiter(s)) shall be entitled to recover that Party's reasonable attorney's fees incurred (as determined by the arbiter(s)).

IN WITNESS WHEREOF, this Consulting Agreement has been executed by the Parties as of the date first above written.

iVoice.com, Inc.                                      CONSULTANT



/s/        Jerome Mahoney                             /s/ Bruce Barren

-----------------------                               ----------------
Jerome Mahoney, Chairman                              Bruce Barren

                                                                     Exhibit 5.1



                               KARL R. ROLLS, JR.
                                 Attorney At Law
                          306-N El Norte Parkway, #455
                           Escondido, California 92026
                      Tel: 760-533-1710 * Fax: 760-741-9122
                           E-mail: john@reidrolls.com




October 29, 2002

iVoice, Inc.
750 Highway 34
Matawan, NJ 07747


     Re: Opinion of Counsel - Registration Statement of iVoice, Inc. on Form S-8 for Consulting Agreement with Bruce Barren


Gentlemen:

I have acted as counsel for iVoice, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of the Company's Registration statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), relating to 26,000,000 shares of the Company's Class A Common Stock, $.001 par value (the "Common Stock"), issuable forthwith as soon as practicable pursuant to the registration statement, pursuant to the consulting agreement dated October 22, 2002 (the "Consulting Agreement"), at a price set out in said consulting agreement, between the Company and Bruce Barren (the "Consultant").

The Consulting Agreement, which I have thoroughly reviewed, provides for bona fide services, consistent with the Act, which are not in connection with the offer and sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the company's securities. I have made due inquiry of Mr. Barren and no information has come to my attention to cause me to believe the services to be provided differ from the description in the Consulting Agreement.

I have examined and am familiar with originals or copies, certified or otherwise, identified to my satisfaction, of such statutes, documents, corporate records and certificates of public officials as I have deemed necessary for the purposes of this opinion, including, but not limited to the following: (i) the Articles of Incorporation, as amended; (ii) the Bylaws of the Company, in effect and on file, as amended; and (iii) the record of the action taken by the Board of Directors of the Company, a Unanimous Consent of the Board of Directors for action taken on October 22, 2002, in connection with any matters covered by this opinion.

In all instances, I have assumed the authenticity of all documents submitted to me for review in connection with this legal opinion.

This opinion is expressly limited in scope to the securities described herein and which are to be expressly covered by the Registration Statement, and does not cover any subsequent issuances of any securities made in the future pursuant to any other agreements or plans. Any such transactions are required to be included in a new registration statement or a post-effective amendment to the above referenced Registration Statement which will be subject to a new or revised opinion concerning the legality of the securities to be issued.

I consent to the filing of this opinion with the Commission as an exhibit to the above-referenced Registration Statement, however, this opinion may not be used, circulated, quoted, provided to third parties, or otherwise referred to for any other purpose without my prior written consent.

Based on the foregoing, and in reliance thereon, it is my opinion that the issue of the shares of Common Stock, and warrants for such shares, under the Consulting Agreement is duly authorized and, when issued in accordance with said agreement and the Articles and Bylaws of the Corporation, will be validly issued, fully paid and nonassessable.

Further, I consent to the filing of this opinion as an exhibit to the Registration Statement.




/s/__________________________________

KARL R. ROLLS, JR.

                                                                    Exhibit 23.2


                          Mendlowitz Weitsen, LLP, CPAs
               K2 Brier Hill Court, East Brunswick, NJ 08816-3341
            Tel: 732.613.9700 Fax: 732.613.9705 E-mail: mw@MWLLP.com

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement of iVoice, Inc. on Form S-8 dated October 28, 2002, of our report dated February 11, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's ability to continue as a going concern), appearing in the Annual Report on Form 10-KSB of iVoice, Inc. for the year ended December 31, 2001.




                                                         MENDLOWITZ WEITSEN, LLP
East Brunswick, New Jersey
October 28, 2002





Auditors Consent in S8 10-28-02